As filed with the Securities and Exchange Commission on April 6, 2006.
File No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Keryx Biopharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4087132
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

750 Lexington Avenue
New York, New York 10022
(212) 531-5965
(Address, including zip code, and telephone number of Principal Executive Offices)

Keryx Biopharmaceuticals, Inc. 2006 CFO Incentive Plan
Keryx Biopharmaceuticals, Inc. 2004 President Incentive Stock Option Plan
Keryx Biopharmaceuticals, Inc. 2002 CEO Incentive Stock Option Plan
Keryx Biopharmaceuticals, Inc. Non-Plan
(Full Title of the Plan)

Ronald C. Renaud, Jr.
Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Keryx Biopharmaceuticals, Inc.
750 Lexington Avenue
New York, New York 10022
(212) 531-5965
(Name and Address of Agent For Service)

Copy to:
Mark F. McElreath, Esq.
Alston & Bird LLP
90 Park Avenue
New York, New York 10016
(212) 210-9595
_________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	500,000 (1)	$15.30 (2)	$7,650,000	$819

Common Stock, par value $0.001 per share	1,000,000 (3)	$4.59 (2)	$4,590,000	$492

Common Stock, par value $0.001 per share	2,002,657 (4)	$1.30 (2)	$2,603,454	$279

Common Stock, par value $0.001 per share	60,000 (5)	$0.33 (2)	$19,800	$3

Total	3,562,657	--	--	$1,593

(1)
Amount to be registered consists of an aggregate of 500,000 shares of Keryx Biopharmaceuticals, Inc. (“Keryx”) common stock underlying a prior grant of stock options to Ronald C. Renaud, Jr. under the Keryx Biopharmaceuticals, Inc. 2006 CFO Incentive Plan that will be issued upon the exercise of such options by Mr. Renaud, including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the plan. The stock options have a weighted average exercise price of $15.30 per share.

(2)
Determined in accordance with Rule 457(h), the registration fee calculation with respect to the shares of common stock underlying prior grants of stock options is computed on the basis of the price at which the options may be exercised.

(3)
Amount to be registered consists of an aggregate of 1,000,000 shares of Keryx common stock underlying a prior grant of stock options to I. Craig Henderson under the Keryx Biopharmaceuticals, Inc. 2004 President Incentive Stock Option Plan that will be issued upon the exercise of such options by Dr. Henderson, including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the plan. The stock options have a weighted average exercise price of $4.59 per share.

(4)
Amount to be registered consists of an aggregate of 2,002,657 shares of Keryx common stock underlying a prior grant of stock options to Michael S. Weiss under the Keryx Biopharmaceuticals, Inc. 2002 CEO Incentive Stock Option Plan that will be issued upon the exercise of such options by Mr. Weiss, including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the plan. The stock options have a weighted average exercise price of $1.30 per share.

(5)
Amount to be registered consists of an aggregate of 60,000 shares of Keryx common stock underlying a prior grant of stock options to Mark Rachesky under the Keryx Biopharmaceuticals, Inc. Non-Plan that will be issued upon the exercise of such options by Mark Rachesky, including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the plan. The stock options have a weighted average exercise price of $0.33 per share.

PART I.             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)      The documents constituting the prospectus under Part I of this Registration Statement with respect to each of the Keryx Biopharmaceuticals, Inc. 2006 CFO Incentive Plan, the Keryx Biopharmaceuticals, Inc. 2004 President Incentive Stock Option Plan, the 2002 CEO Incentive Stock Option Plan, and the Keryx Biopharmaceuticals, Inc. Non-Plan (the “Plans”) will be sent or given to the participants in the Plans, as applicable, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents have been omitted from this Registration Statement as permitted by Part I of Form S-8.

(b)      Upon written or oral request, Keryx Biopharmaceuticals, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus for each of the Plans. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act. Requests for the above-mentioned information should be directed to Ronald C. Renaud, Jr. at (212) 531-5965 or by mail to Keryx Biopharmaceuticals, Inc., 750 Lexington Avenue, New York, New York 10022.

PART II.             INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated by reference into this Registration Statement:

(1)	The Company's Annual Report on Form 10-K for the year ended December 31, 2005;

(2)	Our Current Reports on Form 8-K filed with the SEC on January 6, 2006, February 17, 2006, February 22, 2006, March 23, 2006, March 30, 2006, and April 6, 2006;

(3)	The description of the Company's common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A dated June 28, 2000 (File No. 000-30929); and

(4)
All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities. Not Applicable.

Item 5.       Interests of Named Experts and Counsel. Not Applicable.

Item 6.       Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, or DGCL, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions as set forth in the DGCL.

Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of each officer and director of the Company to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145 of the DGCL.

Item 7.       Exemption from Registration Claimed.  Not Applicable.

Item 8.       Exhibits.

Exhibit Number	Description

5.1	Opinion of Alston & Bird LLP

23.1	Consent of KPMG LLP

23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1
Keryx Biopharmaceuticals, Inc. 2002 CEO Incentive Stock Option Plan filed as Exhibit 10.4 to the Company’s Quarterly Report of Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003, and incorporated herein by reference.

99.2
Keryx Biopharmaceuticals, Inc. 2004 President Incentive Stock Option Plan filed as Exhibit B to Exhibit 10.1 to the Company’s Quarterly Report of Form 10-Q for the quarter ended March 31, 2004 filed on May 14, 2004, and incorporated herein by reference.

99.3
Keryx Biopharmaceuticals, Inc. 2006 CFO Incentive Plan filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 8, 2006, and incorporated herein by reference.

Item 9.        Undertakings

RULE 415 OFFERING

(a)     The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING OF REGISTRATION
STATEMENT ON FORM S-8

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 5th day of April, 2006.

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Michael S. Weiss
Michael S. Weiss Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael S. Weiss and Ronald C. Renaud, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of April 5, 2006.

Signatures	Title

/s/ Michael S. Weiss Michael S. Weiss	Chairman and Chief Executive Officer (principal executive officer)

/s/ Ronald C. Renaud, Jr. Ronald C. Renaud, Jr.	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)
/s/ I. Craig Henderson, M.D. I. Craig Henderson, M.D.	Director

/s/Malcolm Hoenlein Malcolm Hoenlein	Director
/s/ Lawrence Jay Kessel, M.D. Lawrence Jay Kessel, M.D.	Director

/s/ Eric Rose, M.D. Eric Rose, M.D.	Director

/s/ Lindsay A. Rosenwald, M.D. Lindsay A. Rosenwald, M.D.	Director

/s/ Peter Salomon, M.D. Peter Salomon, M.D.	Director

/s/ Jonathan Spicehandler, M.D. Jonathan Spicehandler, M.D.	Director

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

5.1	Opinion of Alston & Bird LLP

23.1	Consent of KPMG LLP

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)